As filed with the Securities and Exchange Commission on March 31, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BioVie Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Nevada	46-2510769
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

680 W Nye Lane Suite 204

Carson City, NV 89703

(775) 888-3162

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cuong Do

Chief Executive Officer

c/o BioVie Inc.

680 W Nye Lane Suite 204

Carson City, NV 89703

(775) 888-3162

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael S. Lee,, Esq.

Mark G. Pedretti, Esq.

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

Tel: (212) 521-5400

Fax: (212) 521-5450

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the selling securityholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED MARCH 31, 2023

Up to 85,175 Shares of Common Stock Offered by the Selling Stockholders

This prospectus relates to the offer and resale, from time to time, by the selling stockholders named under the heading “Selling Stockholders” in this prospectus (the “Selling Stockholders”), and their donees, pledgees, transferees or other successors-in-interest, of up to 85,175 shares (the “Shares”) of the common stock, par value $0.0001 per share (the “Common Stock”), of BioVie Inc. (the “Company”), consisting of (i) 35,175 shares of Common Stock issuable upon the exercise of the Underwriter Warrants (as defined below) and (ii) 50,000 shares of Common Stock issuable upon the exercise of the Lender Warrants (as defined below, and together with the Underwriter Warrants, the “Warrants”) held by the Selling Stockholders. We are registering the offer and sale of the Shares issuable upon exercise of the Warrants held by the Selling Stockholders to satisfy the registration rights they were granted by the Company pursuant to the underwriting agreement entered into on September 17, 2020 with ThinkEquity, a division of Fordham Financial Management, Inc., and Kingswood Capital Markets, Division of Benchmark Investments, Inc. (the “Representatives”) and the Loan and Security Agreement and the Supplement to the Loan and Security Agreement, each entered into on November 30, 2021 with Avenue Venture Opportunities Fund II, L.P. (“AVOPII”) and Avenue Venture Opportunities Fund, L.P. (“AVOPI” and, together with AVOPII, the “Lenders”).

We will not receive any proceeds from the sales of Shares by the Selling Stockholders. Upon any exercise of the Warrants by payment of cash, we will receive the nominal cash exercise price paid by the holders of the Warrants. We intend to use those proceeds, if any, for working capital and general corporate purposes.

The Selling Stockholders may sell or otherwise dispose of the Shares covered by this prospectus in a number of different ways and at varying prices. We provide more information on how the Selling Stockholders may sell or otherwise dispose of the Shares covered by this prospectus in the section entitled “Plan of Distribution” on page 11. Discounts, concessions, commissions and similar selling expenses attributable to the sale of Shares covered by this prospectus will be borne by the Selling Stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Shares with the Securities and Exchange Commission.

Our Common Stock is traded on The Nasdaq Capital Market under the symbol “BIVI.” On March 29, 2023, the closing price for our Common Stock, as reported on The Nasdaq Capital Market was $8.13 per share.

Investing in these securities involves certain risks. See “Risk Factors” on page 5 of this prospectus. See also “Risk Factors” in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2023

- i -

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3, which we have filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may from time to time sell the Shares described in this prospectus in one or more offerings or otherwise as described under “Plan of Distribution.”

This prospectus may be supplemented from time to time by one or more prospectus supplements. Such prospectus supplements may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in the Shares being offered.

Neither we nor the Selling Stockholders have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any applicable prospectus supplement or any applicable free writing prospectus that we have authorized. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. The Shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the respective dates of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise indicates, references in this prospectus to, “BioVie,” “the Company,” “we,” “our,” or “us” mean BioVie, Inc., a Nevada corporation. The term “Selling Stockholders” refers, collectively, to the selling stockholders named under the heading “Selling Stockholders” in this prospectus and their donees, pledgees, transferees or other successors-in-interest.

PROSPECTUS SUMMARY

This prospectus summary highlights certain information about us and certain information contained elsewhere in or incorporated by reference into this prospectus. This prospectus summary is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of the Company, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus and any applicable prospectus supplement or amendment, including the factors described under the heading “Risk Factors,” on page 5 of this prospectus, as well as the information incorporated herein by reference, before making an investment decision.

Overview of the Company

We are a clinical-stage company developing innovative drug therapies to overcome unmet medical needs in chronic debilitating conditions.

In neurodegenerative disease, we acquired the biopharmaceutical assets of NeurMedix, Inc. (“NeurMedix”), a related party privately held clinical-stage pharmaceutical company and related party affiliate, in June 2021. The acquired assets include NE3107, a potentially selective inhibitor of inflammatory ERK signaling that, based on animal studies, it may reduce neuroinflammation. NE3107 is a novel, orally administered small molecule that is thought to inhibit inflammation-driven insulin resistance and major pathological inflammatory cascades with a novel mechanism of action. There is emerging scientific consensus that both inflammation and insulin resistance may play fundamental roles in the development of Alzheimer’s and Parkinson’s disease, and NE3107 could, if approved, represent an entirely new medical approach to treating these devastating conditions affecting an estimated 6 million Americans suffering from Alzheimer’s and 1 million from Parkinson’s. The FDA has authorized a potentially pivotal Phase 3 randomized, double-blind, placebo-controlled, parallel group, multicenter study to evaluate NE3107 in subjects who have mild to moderate Alzheimer’s disease (NCT04669028). We initiated this trial on August 5, 2021 and are targeting primary completion in Q3 of the 2023 calendar year.

On January 20, 2022, the Company initiated a study by treating the first patient, in its Phase 2 study assessing NE3107’s safety and tolerability and potential pro-motoric impact in Parkinson’s disease patients (the “PD Trial”). The NM201 study (NCT05083260) is a double-blind, placebo-controlled, safety, tolerability, and pharmacokinetics study in Parkinson’s disease (PD). Participants will be treated with carbidopa/levodopa and NE3107 or placebo. Forty patients with a defined PD medication “off state” will be randomized 1:1 placebo to active NE3107 20 mg twice daily for 28 days. Safety assessments will look at standard measures of patient health and potential for drug-drug interactions affecting L-dopa pharmacokinetics and activity. Exploratory efficacy assessments will use the Motor Disease Society Unified Parkinson’s Disease Rating (MDS-UPDRS) parts 1-3, ON/OFF Diary, and Non-Motor Symptom Scale.

The NM201 study (NCT05083260) is a double-blind, placebo-controlled, safety, tolerability, and pharmacokinetics study in Parkinson’s disease (PD) participants treated with carbidopa/levodopa and NE3107. 45 patients with a defined L-dopa “off state” were randomized 1:1 to placebo:NE3107 20 mg twice daily for 28 days. This trial was launched with two design objectives: 1) the primary objectives are safety and a drug-drug interaction study as requested by the FDA to demonstrate the absence of adverse interactions of NE3107 with levodopa; and 2) the secondary objective is to determine if preclinical indications of promotoric activity and apparent enhancement of levodopa activity can be seen in humans. Both objectives were met.

In liver disease, our Orphan Drug candidate BIV201 (continuous infusion terlipressin) is being developed as a future treatment option for patients suffering from ascites and other life-threatening complications of advanced liver cirrhosis caused by NASH, hepatitis, and alcoholism. The initial target for BIV201 therapy is refractory ascites. These patients suffer from frequent life-threatening complications, generate more than $5 billion in annual treatment costs, and have an estimated 50% mortality rate within 6 to 12 months. The US Food and Drug Administration (FDA) has not approved any drug to treat refractory ascites. The Company’s Orphan drug candidate BIV201 (continuous infusion terlipressin), with FDA Fast Track status, is being evaluated in a US Phase 2b study for the treatment of refractory ascites due to liver cirrhosis. BIV201 is administered as a patent-pending liquid formulation. The active agent is approved in the U.S. and in about 40 countries for related complications of advanced liver cirrhosis. For more information, visit http://www.bioviepharma.com/.

The BIV201 development program was initiated by LAT Pharma LLC. On April 11, 2016, the Company acquired LAT Pharma LLC and the rights to its BIV201 development program. The Company currently owns all development and marketing rights to its drug candidate. Pursuant to the Agreement and Plan of Merger entered into on April 11, 2016, between our predecessor entities, LAT Pharma LLC and NanoAntibiotics, Inc., BioVie is obligated to pay a low single digit royalty on net sales of BIV201 (continuous infusion terlipressin) to be shared among LAT Pharma Members, PharmaIn Corporation, and The Barrett Edge, Inc.

Underwriter Warrants Issued in Connection with Registered Public Offering

On September 22, 2020, we closed a registered public offering (the “Offering”) issuing 1,799,980 of Class A common stock, par value $0.0001 per share (the “Common Stock”) at $10.00 per share, resulting in net proceeds of approximately $15.6 million, net of issuance costs of approximately $2.4 million; and of which approximately $1.8 million was used to satisfy all amounts owing in respect of a 10% OID Convertible Delayed Draw Debenture due September 24, 2020 held by the Company’s controlling stockholder, Acuitas Group Holdings, LLC. In connection with the closing of the Offering of registered Common Stock, we issued warrants (the “Underwriter Warrants”) to purchase 89,998 shares of Common Stock (the “Underwriter Warrant Shares”) to the underwriters of the Offering.

We entered into an underwriting agreement (the “Underwriting Agreement”) with ThinkEquity, a division of Fordham Financial Management, Inc., and Kingswood Capital Markets, Division of Benchmark Investments, Inc. (the “Representatives”) in connection with the Offering. Pursuant to the Underwriting Agreement, we agreed to (i) pay the underwriters a cash fee equal to seven percent (7%) of the aggregate gross proceeds raised in this offering plus a one percent (1%) nonaccountable expense; and (ii) grant the Representatives warrants to purchase that number of shares of our common stock equal to an aggregate of up to five percent (5%) of the shares of Common Stock sold in the Offering (or 89,999 shares given the underwriters fully exercised the overallotment option). Such Underwriter Warrants have an exercise price equal to $12.50 per share, which is 125% of the public offering price, and terminate on September 17, 2025 (i.e., the five-year anniversary of the issuance date of the Underwriter Warrants). The Warrants are not subject to redemption by us.

Neither the Underwriter Warrants nor the Underwriter Warrant Shares issuable upon exercise of the Underwriter Warrants issued and sold in the Offering were registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and were issued and sold pursuant to Section 4(a)(2) of the Securities Act, based on representations made by the Selling Stockholders.

Pursuant to the terms of the Underwriting Agreement, we agreed to provide the holders of the Underwriter Warrants with certain registration rights, which require us to prepare and file this registration statement with the SEC covering the resale of the Underwriter Warrant Shares issuable upon exercise of the Underwriter Warrants sold in the Offering within sixty (60) days after receipt of a demand notice of the holders of at least 51% of the Underwriter Warrants and/or the underlying Underwriter Warrant Shares.

Lender Warrants Issued in Connection with Loan Agreement

On November 30, 2021 (the “Loan Closing Date”), the Company entered into a Loan and Security Agreement and the Supplement to the Loan and Security Agreement (together, the “Loan Agreement”) with Avenue Venture Opportunities Fund II, L.P. (“AVOPII”) and Avenue Venture Opportunities Fund, L.P. (“AVOPI” and, together with AVOPII, the “Lenders,”) for growth capital loans in an aggregate principal amount of up to $20,000,000 (the “Loan”), with (i) $15,000,000 funded on the Loan Closing Date (“Tranche 1”) and (ii) up to $5,000,000 to be made available to the Company on or prior to September 15, 2022, subject to the Company’s achievement of certain milestones with respect to certain of its ongoing clinical trials (“Tranche 2”). The Loan bears interest at an annual rate equal to the greater of (a) the sum of 7.00% plus the prime rate as reported in The Wall Street Journal and (b) 10.75%. The Loan is secured by a lien upon and security interest in all of the Company’s assets, including intellectual property, subject to agreed exceptions. The maturity date of the Loan is December 1, 2024. Up to $5,000,000 of the principal amount of the Loan outstanding may be converted, at the option of the Lenders, into shares of the Company’s common stock at a conversion price of $6.98 per share.

In connection with the Loan, pursuant to the funding of Tranche 1 on the Loan Closing Date, the Company issued to the Lenders warrants to purchase 361,002 shares of common stock of the Company at an exercise price per share equal to $5.82 (the “Lender Warrants”). The Lender Warrants, which are exercisable until November 30, 2026, were offered and sold by the Company in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

The Lenders may exercise the Lender Warrants at any time, or from time to time up to and including the Expiration Date, by making a cash payment equal to the exercise price multiplied by the quantity of shares. The Lenders may also exercise the Lender Warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the Lender Warrants. The Lender Warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the Lender Warrants, the holders of the Lender Warrants are entitled to piggyback registration rights if the Company proposes to file a new registration statement under the Securities Act for purposes of effecting an underwritten offering of its equity securities, subject to certain limitations.

Corporate Information

Our principal executive office is located at 680 W. Nye Lane, Suite 201, Carson City, Nevada 89703, and our phone number is (775) 888-3162.

THE OFFERING

This prospectus relates to the resale from time to time by the Selling Stockholders identified in this prospectus of up to 85,175 Shares, consisting of 85,175 Shares issuable upon the exercise of the Warrants held by the Selling Stockholders. We are registering the offer and sale of the Shares to satisfy the registration rights they were granted by the Company pursuant to the Underwriting Agreement.

Issuer	BioVie Inc.

Common Stock offered by the Selling Stockholders	A total 85,175 Shares issuable upon the exercise of the Warrants.

Common Stock currently outstanding	36,070,534 (as of March 29, 2023)

Common Stock to be outstanding assuming the full exercise of the Warrants	36,155,709

The Warrants

The exercise price of the 35,175 Underwriter Warrants is $12.50 per Underwriter Warrant. The Underwriter Warrants are exercisable at any time from date of issuance until September 17, 2025.

The exercise price of the 50,000 Lender Warrants is $5.82 per Lender Warrant. The Lender Warrants are exercisable until November 30, 2026.

Use of Proceeds	We will not receive any proceeds from the sales of Shares by the Selling Stockholders. Upon any exercise of the Warrants by payment of cash, we will receive the nominal cash exercise price paid by the holders of the Warrants. We intend to use those proceeds, if any, for working capital and general corporate purposes. See the section of this prospectus titled “Use of Proceeds.”

Trading Market and Ticker Symbol for Common Stock	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “BIVI.”

Risk Factors	Investing in our securities involves a high degree of risk. For a discussion of factors to consider before deciding to invest in our Common Stock, you should carefully review and consider the “Risk Factors” section of this prospectus, as well as the risk factors described or referred to in any documents incorporated by reference in this prospectus, and in any applicable prospectus supplement or amendment.

RISK FACTORS

Investing in shares of our Common Stock involves a high degree of risk. Before deciding whether to invest in shares of our Common Stock, you should consider carefully the risks and uncertainties discussed under the sections titled “Risk Factors” contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in our subsequent filings with the SEC, which are incorporated by reference into this prospectus, together with other information in this prospectus, the documents incorporated by reference herein, and any prospectus supplement and any free writing prospectus that we may authorize. Please also read carefully the section titled “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such forward-looking statements concern our anticipated results and progress of our operations in future periods, planned exploration and, if warranted, development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “may,” “will,” “could,” “leading,” “intend,” “contemplate,” “shall” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements. The section in this prospectus entitled “Risk Factors” and the sections in our periodic reports, including our Annual Report on Form 10-Q for the fiscal year ended June 30, 2022 (the “2022 Form 10-K”) entitled “Business,” and in the 2022 Form 10-K and the Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2022 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus and the documents or reports incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences. Forward-looking statements in this prospectus and the documents incorporated by reference herein include, but are not limited to, statements with respect to:

-	our limited operating history and experience in developing and manufacturing drugs;

-	none of our products are approved for commercial sale;

-	our substantial capital needs;

-	product development risks;

-	our lack of sales and marketing personnel;

-	regulatory, competitive and contractual risks;

-	no assurance that our product candidates will obtain regulatory approval or that the results of clinical studies will be favorable;

-	risks related to our intellectual property rights;

-	the volatility of the market price and trading volume in our common stock;

-	the absence of liquidity in our common stock;

-	the risk of substantial dilution from future issuances of our equity securities; and

-	the other risks set forth herein and in the documents incorporated by reference herein under the caption “Risk Factors.”

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. The factors set forth above under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. You should read this prospectus and the documents that we have filed as exhibits to this prospectus and incorporated by reference herein completely and with the understanding that our actual future results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sales of Shares by the Selling Stockholders.

Upon any exercise of the Warrants by payment of cash, we will receive the nominal cash exercise price paid by the holders of the Warrants. We cannot assure you that any of the Warrants will be exercised, or if exercised, of the quantity that will be exercised or the period in which such Warrants will be exercised. We intend to use the proceeds, if any, for working capital and general corporate purposes.

SELLING STOCKHOLDERS

On September 17, 2020, we entered into an Underwriting Agreement pursuant to which we issued and sold to certain of the Selling Stockholders Underwriter Warrants to purchase an aggregate of 89,998 shares of Common Stock. On November 30, 2021, we entered into a Loan and Security Agreement pursuant to which we issued and sold to certain of the Selling Stockholders Lender Warrants to purchase 361,002 shares of Common Stock. This prospectus covers the sale or other disposition by the Selling Stockholders and their respective donees, pledgees or other successors-in-interest of up to the total number of Shares registered on behalf of the Selling Stockholders in the manner contemplated under “Plan of Distribution” below. Throughout this prospectus, when we refer to the Shares being registered on behalf of the Selling Stockholders, we are referring to the Shares issuable upon the exercise of the Warrants issued to the Selling Stockholders in the Offering and the Loan, and when we refer to the Selling Stockholders in this prospectus, we are referring to those investors set forth in the table below.

In connection with the Underwriting Agreement and the Loan and Security Agreement, we granted certain registration rights to the Selling Stockholders. The Underwriting Agreement and the Loan and Security Agreement also provide, among other things, certain indemnification rights and reimbursement by the Company of certain fees and expenses.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective for a period of at least twelve (12) months after the date that the Selling Stockholders are first given the opportunity to sell all of the Shares.

Except as otherwise disclosed herein and in the footnotes below with respect to the Selling Stockholders, the Selling Stockholders do not, and within the past three years, have not had, any position, office or other material relationship with us.

The following table sets forth the name of the Selling Stockholders, the number of shares of Common Stock beneficially owned by the Selling Stockholders, the number of Shares that may be offered under this prospectus and the number of shares of our Common Stock that will be owned by the Selling Stockholders assuming all of the Shares covered hereby are sold. The number of Shares in the column “Number of Shares Being Offered” represents all of the Shares that the Selling Stockholders may offer under this prospectus. Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act (“Rule 13(d)”), beneficial ownership includes all shares of our Common Stock as to which a Selling Stockholder has sole or shared voting power or investment power, and also any shares of our Common Stock which the Selling Stockholder has the right to acquire within 60 days of March 29, 2023, but without regard to the Beneficial Ownership Limitation included in the Warrants (described below). The actual beneficial ownership of certain Selling Stockholders (determined in accordance with Rule 13d) does not necessarily correspond to the number of Shares reflected below in the column “Number of Shares Being Offered.”

Notwithstanding the presentation of Share ownership in the table below, pursuant to the terms of the Warrants, a holder of a Warrant does not have the right to exercise any portion of the Warrant held by such holder to the extent (but only to the extent) that after giving effect to such issuance after exercise, the holder (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issued upon exercise of the Warrants (the “Beneficial Ownership Limitation”). The holder of a Warrant may, upon notice to the Company, increase or decrease the Beneficial Ownership Limitation of its Warrant, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Warrant held by the holder. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. No such increase notice has been provided to the Company as of the date of this prospectus.

The information set forth below is based upon information obtained from the Selling Stockholders and upon information in our possession regarding the issuance of the Shares issuable upon the exercise of the Warrants to the Selling Stockholders. The percentages of shares of Common Stock beneficially owned before this offering are based on 36,070,534 shares of Common Stock outstanding as of March 29, 2023. The percentages of shares of our Common Stock owned after the offering are based on 36,155,709 shares of our Common Stock outstanding after this offering, including the 36,070,534 shares of Common Stock outstanding as of March 29, 2023 plus 85,175 Shares issuable upon the exercise of the Warrants covered hereby.

The Shares covered hereby may be offered from time to time by the Selling Stockholders. The Selling Stockholders may sell some, all or none of their respective Shares. We do not know how long the Selling Stockholders will hold their Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale or other disposition of any of the Shares.

	Shares of Common Stock Beneficially Owned Prior To The Offering		Maximum Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After The Offering(1)
Name of Selling Stockholder	Number	Percentage		Number	Percent
Richard Adams(2)	200	*	200	0	-
Avenue Venture Opportunities Fund, LP(3)	180,501	*	25,000	155,501	-
Avenue Venture Opportunities Fund II, LP(4)	180,501	*	25,000	155,501	-
Nelson Baquet(5)	135	*	135	0	-
William Baquet(6)	2,902	*	2,902	0	-
Premchand Beharry(7)	1,305	*	1,305	0	-
William Bongiorno(8)	1,080	*	1,080	0	-
Vincent Campitiello(9)	730	*	720	0	-
David Cherry(10)	270	*	270	0	-
Chirag Choudhary(11)	3,000	*	3,000	0	-
Jangiz Demirkan(12)	45	*	45	0	-
Charles Giordano(13)	378	*	378	0	-
Phyllis Henderson(14)	200	*	200	0	-
Bruce P. Inglis and Nancy M. Ingles, JTWROS(15)	810	*	810	0	-
Kingswood Capital Partners, LLC(16)	4,499	*	4,499	0	-
Eric Lord(17)	6,075	*	6,075	0	-
Priyanka Mahajan(18)	4,680	*	4,680	0	-
Kevin Mangan(19)	5,265	*	5,265	0	-
Peter Mazzone(20)	90	*	90	0	-
Redstone Group(21)	90	*	90	0	-
Maria Robles(22)	68	*	68	0	-
Robert Sagarino(23)	720	*	720	0	-
Jeffrey Singer(24)	44,718	*	44,718	0	-
Craig Skop(25)	2,318	*	2,318	0	-
Kolinda Tomasic(26)	100	*	100	0	-
Tom Tully(27)	90	*	90	0	-

Percentages denoted by * are less than 1%.

(1)	Assumes that all Shares being registered in this prospectus are resold to third parties and that the Selling Stockholders sell all Shares registered under this prospectus held by them.

(2)	The business address of Richard Adams is 61 Morley Lane, Bloomfield, NJ, 07003. Richard Adams is an affiliate of a broker-dealer. Richard Adams purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, Richard Adams did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(3)	The business address for Avenue Venture Opportunities Fund, LP is 11 West 42nd St. 9th Floor, New York, NY, 10036.

(4)	The business address for Avenue Venture Opportunities Fund II, LP is 11 West 42nd St. 9th Floor, New York, NY, 10036

(5)	The business address of Nelson Baquet is 17 State St., 41st Fl., New York, NY 10004. Nelson Baquet is an affiliate of a broker-dealer. Nelson Baquet purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, Nelson Baquet did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(6)	The business address of William Baquet is 17 State St., 41st Fl., New York, NY 10004. William Baquet is an affiliate of a broker-dealer. William Baquet purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, William Baquet did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(7)	The business address for Premchand Beharry is 18-20 Orchid Drive, Endeavour, Chaguanas 501101, Trinidad, W.I.

(8)	The business address for William Bongiorno is 281 Stephen Ave., Toms River, NJ 08753. William Bongiorno is an affiliate of a broker-dealer. William Bongiorno purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, William Bongiorno did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(9)	The business address for Vincent Campitiello is 4366 Amboy Road, Staten Island, NY 10312-3820.

(10)	The business address for David Cherry is c/o Cherry Pipes Ltd., 12 Derryhirk Road, Tullyroan, Dungannon, United Kingdom.

(11)	The business address for Chirag Choudhary is 17 State St., 41st Fl., New York, NY 10004. Chirag Choudhary is an affiliate of a broker-dealer. Chirag Choudhary purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, Chirag Choudhary did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(12)	The business address for Jangiz Demirkan is 495 W. Veterans HWY., Jackson, NJ 08527.

(13)	The business address for Charles Giordano is 9 Greenhaven Court, Lakewood, NJ 08701. Charles Giordano is an affiliate of a broker-dealer. Charles Giordano purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, Charles Giordano did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(14)	The business address of Phyllis Henderson 17 Salem Road, Hicksville, NY 11801. Phyllis Henderson is an affiliate of a broker-dealer. Phyllis Henderson purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, Phyllis Henderson did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(15)	The business address for Bruce P. Inglis and Nancy M. Inglis, JTWROS is 5587 Dutch St., Dundee, NY 14837.

(16)	Consists of (i) 4,499 Shares originally held by Benchmark Investments, Inc. and assigned to Kingswood Capital Partners, LLC on December 7, 2022. The business address for Kingwood Capital Partners, LLC is 175 Country Club Dr., Suite 400, Bldg. D, Stockbridge, GA 30281.

(17)	The business address for Eric Lord is 17 State St., 41st Fl., New York, NY 10004. Eric Lord is an affiliate of a broker-dealer. Eric Lord purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, Eric Lord did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(18)	The business address for Priyanka Mahajan is 1400 Hudson Street, Apt. 832, Hoboken, NJ 07030. Priyanka Mahajan is an affiliate of a broker-dealer. Priyanka Mahajan purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, Priyanka Mahajan did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(19)	The business address for Kevin Mangan is 17 State St., 41st Fl., New York, NY 10004. Kevin Mangan is an affiliate of a broker-dealer. Kevin Mangan purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, Kevin Mangan did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(20)	The business address of Peter Mazzone is 163 Father Capodanno Blvd., Staten Island, NY 10303.

(21)	The business address for Redstone Group is 1475 N. Highview Ln.. #401, Alexandria, VA 22311, Attn: Michael Schaack.

(22)	The business address for Maria Robles is 17 State St., 41st Fl., New York, NY 10004. Maria Robles is an affiliate of a broker-dealer. Robles purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, Maria Robles did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(23)	The business address for Robert Sagarino is 16 Village Dr. W., Dix Hills, NY 11746.

(24)	The business address for Jeffrey Singer is 17 State St., 41st Fl., New York, NY 10004. Jeffrey Singer is an affiliate of a broker-dealer. Jeffrey Singer purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, Jeffrey Singer did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(25)	The business address for Craig Skop is 17 State St., 41st Fl., New York, NY 10004. Craig Skop is an affiliate of a broker-dealer. Craig Skop purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, Craig Skop did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(26)	The Business address for Kolinda Tomasic is 154-01 20th Avenue, Whitestone, NY 11357. Kolinda Tomasic is an affiliate of a broker-dealer. Kolinda Tomasic purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, Kolinda Tomasic did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(27)	The business address for Tom Tully is c/o Tully Construction, 127-50 Northern Boulevard, Flushing, NY 11365.

PLAN OF DISTRIBUTION

We are registering the Shares issuable upon exercise of the Warrants previously issued in the Offering and the Loan to permit the resale of these Shares by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds, other than the nominal exercise price of the Warrants if paid in cash, from the sale by the Selling Stockholders of the Shares. We will bear all fees and expenses incident to our obligation to register the Shares. Discounts, concessions, commissions and similar selling expenses attributable to the sale of Shares covered by this prospectus will be borne by the Selling Stockholders.

The Selling Stockholders, which shall include donees, pledgees, transferees or other successors-in-interest selling Shares or interests in Shares received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Shares or interests in Shares on any stock exchange, market or trading facility on which the shares of Common Stock of the Company are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	through agreements between broker-dealers and the selling stockholders to sell a specified number of such Shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares, from time to time, under this prospectus, or under an amendment to the registration statement of which this prospectus forms a part amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the Shares in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the Shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered by them will be the purchase price of the Shares less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents. We will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.

The Selling Stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

There can be no assurance that any Selling Stockholder will sell any or all of the Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Shares to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

To the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the Shares. We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Shares offered by this prospectus. Once sold under the registration statement, of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective for a period of at least twelve (12) months after the date that the Selling Stockholders are first given the opportunity to sell all of the Shares.

LEGAL MATTERS

The validity of the Shares to be offered for resale by the Selling Stockholder under this prospectus will be passed upon for us by Sherman & Howard L.L.C.

EXPERTS

The balance sheets of BioVie Inc. as of June 30, 2022 and 2021, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated by reference, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements have been incorporated by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

You may also access our SEC filings at our website https://bioviepharma.com/. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us:

●	Our Annual Report on Form 10-K for the year ended June 30, 2022, filed with the SEC on September 27, 2022, including those portions of the Form 10-K incorporated by reference from our definitive proxy statement filed with the SEC on September 30, 2022, including any amendments or supplements thereto;
●	Our Quarterly Report on Form 10-Q for the period ended September 30, 2022, filed with the SEC on November 4, 2022; and our Quarterly Report on Form 10-Q for the period ended December 31, 2022, filed with the SEC on February 10, 2023;
●	Our Current Reports on Form 8-K, filed with the SEC on July 15, 2022 (as subsequently amended on Form 8-K/A on July 18, 2022), August 31, 2022, September 7, 2022 (as subsequently amended on 8-K/A on September 7, 2022), October 5, 2022, November 10, 2022, December 6, 2022 (both filed on such date), December 7, 2022 December 15, 2022, December 23, 2022, March 6, 2023 and March 13, 2023; and
●	The description of our Common Stock contained in our registration on Form 8-A (File No. 001-39015) filed with the SEC on August 25, 2020, including any amendment or report filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or documents that is not deemed filed under such provisions, (1) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (2) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents and will be automatically updated and, to the extent described above, supersede information contained or incorporated by reference in this prospectus and previously filed documents that are incorporated by reference in this prospectus.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02, 7.01 or 9.01 of Form 8-K. Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of any or all of the reports or documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: BioVie Inc., 680 W Nye Lane, Suite 204, Carson City, NV 89703.

85,175 Shares

BioVie Inc.

Class A Common Stock

PROSPECTUS

, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth various expenses being borne by the Company in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

Securities and Exchange Commission registration fee	$74.11
Accountants’ fees and expenses	$6,000
Legal fees and expenses	$36,000
Miscellaneous	—
Total:	$42,074.11

Item 14. Indemnification of Directors and Officers.

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable as a result of any act or failure to act unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of the NRS permits a Nevada corporation to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, except an action by or on behalf of the corporation, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 also provides that a corporation may not indemnify a director or officer under this section with respect to an action by or on behalf of the corporation if such person has been adjudged to be liable to the corporation or for amounts paid to the corporation in settlement of such claim unless and only to the extent the court determines in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnification. Indemnification under NRS 78.7502 generally may be made by the corporation only if determined to be proper under the circumstances. Such determination must be made by the stockholders, directors not a party to the action, or legal counsel.

Section 78.751 of the NRS requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer. Section 78.751 of the NRS allows a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws, or other agreement. Advancement of expenses as incurred may be required under corporation’s articles of incorporation or bylaws or by agreement. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws or other agreement.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation, as amended, and amended and restated bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

●	We shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability and loss reasonably incurred or suffered by them in connection with their service as an officer or director; and
●	We may purchase and maintain insurance, or make other financial arrangements, on behalf of any person who holds or who has held a position as a director, officer, or representative against liability, cost, payment, or expense incurred by such person.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

The Company has not sold any securities within the past three years which were not registered under the Securities Act except as follows:

Asset Acquisition with NeurMedix

On April 27, 2021, the Company entered into an Asset Purchase Agreement (the “APA”) with NeurMedix, Inc. (“NeurMedix”) and Acuitas, which are related party affiliates, pursuant to which the Company acquired certain assets from NeurMedix and assumed certain liabilities of NeurMedix, in exchange for consideration of cash and shares of common stock. The acquired assets include, among others, those related to certain drug candidates being developed by NeurMedix, including NE3107, a small molecule orally administered inhibitor of insulin resistance and the pathological inflammatory cascade, with a novel mechanism of action that has potential applications for treatment against Alzheimer’s disease and Parkinson’s disease.

Subject to the terms and conditions of the APA, following the closing, the Company could be obligated to deliver contingent stock consideration to NeurMedix (or its successor). Previously, the Company was obligated to deliver contingent stock consideration to NeurMedix (or its successor) consisting of shares of the Company’s common stock having an aggregate value of up to $3.0 billion, subject to the achievement of certain clinical, regulatory and commercial milestones related to the drug candidates to be acquired by the Company from NeurMedix, and subject to a cap limiting each issuance of shares if such issuance would result in the beneficial ownership of NeurMedix and its affiliates exceeding 89.9999% of the Company’s issued and outstanding common stock. Pursuant to Amendment No. 1 to the APA, dated May 9, 2021, the Company could be obligated to deliver contingent stock consideration to NeurMedix (or its successor) consisting of up to 18 million shares of the Company’s common stock, with 4.5 million shares issuable upon the achievement of each of the four milestones set forth in the APA, subject to a cap limiting the issuance of shares if such issuance would result in the beneficial ownership of NeurMedix and its affiliates exceeding 87.5% of the Company’s issued and outstanding common stock.

On June 10, 2021, and pursuant to the APA, the Company issued to Acuitas (as NeurMedix’s assignee) 8,361,308 shares of the Company’s common stock and made a cash payment of approximately $2.3 million, representing NeurMedix’s direct and documented cash expenditures to advance certain programs from March 1, 2021 through the closing date and cash payments to other third parties for expenses totaling approximately $4.0 million for due diligence, legal fees, transaction fees and the fairness opinion. Since the transaction was between entities under common control, there were no fair value adjustments of the purchased assets and the historical cost basis of the purchased assets was zero. The total consideration paid was expensed as in process research and development expense in the statement of operations for the year ended June 30, 2021.

Equity Transactions with Acuitas

On July 15, 2022, the Company entered into a securities purchase agreement (the “2022 Purchase Agreement”) with Acuitas Group Holdings, LLC (“Acuitas”), pursuant to which Acuitas agreed to purchase from the Company, in a private placement (the “2022 PIPE Transaction”), (i) an aggregate of 3,636,364 shares of the Company’s common stock at a price of $1.65 per share (the “PIPE Shares”), and (ii) a warrant to purchase 7,272,728 shares of common stock (the “PIPE Warrant Shares” and, together with the PIPE Shares, the “PIPE Securities”), at an exercise price of $1.82, with a term of exercise of five years. The warrant has a down round feature that reduces the exercise price if the Company sells stock for lower price. On August 15, 2022, the Company received net proceeds of approximately $5.9 million net of costs of approximately $94,000 and entered into an amended and restated registration statement with Acuitas, which amended and restated that certain Registration Rights Agreement, dated as of June 10, 2021, by and between the Company and Acuitas (the “Existing Registration Rights Agreement”), to amend the definition of “Registrable Securities” in the Existing Registration Rights Agreement to include the PIPE Securities as Registrable Securities thereunder.

On September 22, 2020, concurrent with the closing of the Company’s registered public offering and listing on Nasdaq (“the Offering on Nasdaq’), approximately $1.8 million was paid to Acuitas satisfying all amounts owed on the Debenture due September 24, 2020 held by the Company’s controlling stockholder, Acuitas.

Additionally, in connection with the close of the Offering on Nasdaq, the Company issued an aggregate of 6,909,582 shares of common stock to Acuitas, representing (i) 5.4 million shares issuable pursuant to Acuitas’ rights under the Purchase Agreement (as defined below) dated July 3, 2018, as amended on June 24, 2019 and October 9, 2019, and the various extension letters, which resulted in a deemed dividend at the close of the Offering on Nasdaq at a price of $10 per share, consistent with the Company’s accounting policy; and (ii) the automatic exercise of 1.5 million warrants issued to Acuitas in connection with the Debenture financing at the par value of the common stock.

During the year ended June 30, 2021, the Company received additional draws under the Debenture totaling $436,000. The total draws as of September 22, 2020 were $1.7 million and the related total number of warrants issuable at $4.00 per share of common stock was 424,750 of which 328,250 warrants had been issued. In accordance with the Debenture agreements, at September 22, 2020 upon the Company’s close of its public offering, all the warrants issued related to the debenture totaling 1,453,250 were mandatorily redeemed along with the additional 96,500 shares common stock issued to Acuitas.

The following paragraphs summarize the background of those financings and arrangements which were settled and redeemed on September 22, 2020.

On July 3, 2018, we entered into a Securities Purchase Agreement (the “2018 Purchase Agreement”) with Acuitas and certain other purchasers identified in the 2018 Purchase Agreement (together with Acuitas, the “Purchasers”) pursuant to which (i) the Purchasers agreed to purchase an aggregate of 2,133,332 shares of the our Series A Convertible Preferred Stock (the “Preferred Stock”) at a price per share of $1.50 per share of Preferred Stock (the “Initial Sale”) and (ii) we agreed to issue warrants (the “Warrants”) to purchase 1,706,666 shares of common stock, each subject to the terms and conditions set forth in the 2018 Purchase Agreement, for an aggregate consideration of $3.2 million. We received $160,000 of the $3.2 million in April and May 2018 as prepaid equity. Acuitas also received an additional 6,667 Warrants in connection with the payoff of a note issued by us in favor of Acuitas. The Initial Sale and issuance of the Warrants occurred on July 3, 2018. In addition, Acuitas had the option to purchase up to an additional 1,600,000 shares of common stock at a price per share of $1.88, and warrants on the same terms as the Warrants, within two weeks following the one year anniversary of the closing of the Initial Sale (the “Subsequent Sale”) in the event that we did not obtain $3,000,000 of funding through various non-dilutive grants prior to the one year anniversary of the closing of the Initial Sale, less any federal or FDA grant funding received by the Company.

Acuitas is controlled by one of our former directors, Terren Peizer, and the Purchasers included James Lang, who is the chairman of our board of directors, Cuong Do and Michael Sherman, who are members of our board of directors, and Jonathan Adams, a former director.

The 2018 Purchase Agreement contained customary representations and warranties. In connection with the disclosure schedule associated with the representations and warranties, we also disclosed customary information, including the following: (i) the existence of the Mallinckrodt petition before the U.S. Patent Trial and Appeal Board, (ii) our capitalization, (iii) our obligation to pay a low single digit royalty on the net sales of BIV201 (continuous infusion terlipressin) to be shared among LAT Pharma LLC members, PharmaIN Corporation and The Barrett Edge, Inc. pursuant to the Agreement and Plan of Merger, dated April 11, 2016, by and between LAT Pharma LLC and us, (iv) our obligation to pay a low single digit royalty on net sales of all terlipressin products covered by specified patents up to a maximum of $200,000 per year pursuant to the Technology Transfer Agreement, dated July 25, 2016, by and between us and the University of Padova (Italy), and (v) certain recent issuances of common stock by us.

Each share of Preferred Stock automatically converted into one share of common stock upon the filing with the Secretary of State of the State of Nevada (the “Nevada Secretary of State”) of a Certificate of Amendment to our Articles of Incorporation (the “Amendment”) on August 13, 2018 that increased the number of authorized shares of common stock to 800,000,000. The Amendment was approved by the written consent of the holders of more than a majority of our issued and outstanding common stock on July 3, 2018 and was filed with the Nevada Secretary of State 20 calendar days following the distribution of our Definitive Information Statement on Schedule 14 that was filed with the SEC on July 13, 2018.

Pursuant to a letter agreement dated June 24, 2019, Acuitas agreed to modify its rights under the 2018 Purchase Agreement so that:

-	Acuitas agreed to immediately exchange its existing 1,606,667 Warrants for common stock such that it would have effectively exercised its Warrants in full pursuant to a cashless exercise thereof at an assumed current market price of $45.00 per share and, as a result received an aggregate of 95% of the shares covered thereby, or 1,526,094 shares of common stock;

-	Acuitas agreed to (i) waive its rights to a 50% adjustment of the purchase price of the Preferred Stock in the Initial Sale, the exercise price of the Warrants and the price per share in the Subsequent Sale in the event of certain reductions in the useful life of our then-current intellectual property rights, and (ii) effectively exercise its rights to purchase securities in a Subsequent Sale pursuant to a “cashless purchase” at an assumed current market price of approximately $11.25 per share, conditioned in each case on the listing of our common stock on Nasdaq or the raising of $2.0 million in additional funds in the form of another securities offering, in either case not later than November 30, 2019, which would result Acuitas having irrevocably waived its rights to an adjustment in the purchase price of the Preferred Stock in the Initial Sale and the exercise price of the Warrants and the purchase price of per share in the Subsequent Sale upon the issuance by us of an aggregate of 1,339,958 shares of common stock (the “Subsequent Sale Shares”) to Acuitas, which is expected to occur concurrently with the closing of the Offering on Nasdaq;

-	Acuitas should in exchange for the foregoing agreements and waivers have the option to purchase additional shares of common stock and warrants to purchase one share of common stock for each share of common stock purchased during the period from September 1, 2019 to November 30, 2019 at the then-effective purchase price of the Preferred Stock in the Initial Sale (the “Funding Option”), provided that any shares issued pursuant to any exercise of the Funding Option would reduce share-for-share the amount of shares issued pursuant to the deemed exercise of its rights to purchase securities in a Subsequent Sale mentioned above.

Convertible Debenture Transaction with Acuitas

On September 24, 2019, the Company entered into a Securities Purchase Agreement (the “2019 Purchase Agreement”) with Acuitas pursuant to which (i) Acuitas agreed to purchase a 10% OID Convertible Delayed Draw Debenture due September 24, 2020 for an aggregate commitment amount of up to $2.0 million, and (ii) the Company issued 1,125,000 shares (the “Commitment Shares”) of the Company’s common stock and warrants (the “Commitment Warrants”) to purchase an equal number of shares, each subject to the terms and conditions set forth in the 2019 Purchase Agreement. The Debenture accrued additional principal at the rate of 6% per annum and interest at the rate of 10% per annum, was convertible into shares of common stock at $4.00 per share prior to the completion of the planned public offering of units (the “Unit Offering”) or, subsequent to the closing of the Unit Offering, the lower of $4.00 or 80% of the offering price per unit to the public in the Unit Offering and were mandatorily redeemable upon such closing at 100% of the accrued principal amount and unpaid interest to the date of redemption. The Commitment Warrants were five-year warrants, exercisable upon the earlier of the effectiveness of the Company’s then-current reverse stock split or December 1, 2019, at an amount equal to the lower of $4.00 or 80% of the offering price per unit to the public in the Unit Offering. Upon entering into the 2019 Purchase Agreement, the Company drew an initial $500,000 under the Debenture and in accordance with the 2019 Purchase Agreement, Acuitas received an additional 125,000 warrants (the “Bridge Warrants”) having the same terms as the Commitment Warrants.

Any future draws under the Debenture, which could be made from and after October 15, 2019, November 15, 2019 and December 15, 2019 in equal tranches of $500,000 each, would entitle Acuitas to receive additional Bridge Warrants in equal amount upon such funding. In addition, the 2019 Purchase Agreement provided that, should the underwriters in the Unit Offering exercise their option to purchase additional securities during the 45 days following closing and the issuance of such securities would result in Acuitas’ beneficial ownership (on a fully diluted basis) of shares of common stock being below 60%, Acuitas should be issued a number of additional shares of common stock and warrants having the same terms as the Commitment Warrants to result in its beneficial ownership (on a fully diluted basis) of shares of common stock equaling 60%.

The issuance of 1,125,000 shares of the Company’s commons stock and warrants to purchase an equal amount number of shares, to its controlling stockholder for the Bridge Financing was accounted for as a deemed dividend due to its related party nature and $17.1 million representing the excess of the fair value of the consideration given for the financing, net of debt discount; was recorded in accumulated deficit for the year ended June 30, 2020, accordingly. A debt discount of $500,000 against the debenture was recorded which would be amortized over the term of the debenture using the effective interest method.

The Company received draws under the Debenture that totaled approximately $1.3 million during the year ended June 30, 2020. The total interest expense related to the draws under the Debenture was approximately $99,000 for the year ended June 30, 2020. On April 1, 2020, the Company entered an amendment to modify the payment of accrued interest amounts under the original terms of the Debenture to capitalize all such amounts as would otherwise accrue on the Debenture. On January 4, 2020, payment of $13,487 accrued interest due was paid through the issuance of 4,422 shares of the Company’s common stock. Acuitas and the Company continued to discuss the need and timing for some or all the remaining draws under the Debenture Agreement. Subsequent to the initial $500,000 draw on September 24, 2019, the Company received draws that totaled $813,000 as July 13, 2020, and accordingly the Company issued additional Bridge Warrants to purchase 203,250 shares of common stock to its controlling stockholder under the terms of the Bridge Financing. Accordingly, on April 16, 2020, the Company recorded the warrants to purchase 125,000 common stock related to the second $500,000 draw under the debenture as a derivative warrant liability as of June 30, 2020. The Company recorded the warrants related to the draws totaling $313,000 to purchase 78,250 common shares as derivative liabilities.

Pursuant to the 2019 Purchase Agreement, Acuitas agreed to further modify its existing rights under the 2018 Purchase Agreement with the Company so that Acuitas’ previous agreement in June 2019 to waive its rights to a 50% adjustment of the purchase price of the Preferred Stock in the July 2018 transaction, the exercise price of the warrants in such transaction and the price per share in a Subsequent Sale in the event of certain reductions in the useful life of our current intellectual property rights, and effectively exercise its rights to purchase securities in a Subsequent Sale pursuant to a “cashless purchase” at an assumed current market price of approximately $11.25 per share, conditioned in each case on the listing of the Company’s common stock on Nasdaq or the raising of $2.0 million in additional funds in the form of another securities offering, in either case not later than November 30, 2019, such that Acuitas would have irrevocably waived its rights to an adjustment in the purchase price of the Preferred Stock in the Initial Sale and the exercise price of the Warrants and the purchase price of per share in the Subsequent Sale upon the issuance by the Company of an aggregate of 2,679,916 shares of common stock and 2,679,916 warrants having the same terms as the Commitment Warrants to Acuitas, upon the closing of the Unit Offering.

Pursuant to an amendment to the 2019 Purchase Agreement dated October 9, 2019, Acuitas agreed to modify its then-existing rights under the 2019 Purchase Agreement so that:

-	The Commitment Warrants (and related warrants issued upon the first draw under the Debenture) were replaced with warrants having similar terms, but which would be automatically exercised upon the closing of the offering at an exercise price equal to the par value of the common stock;

-	Acuitas’ then-existing rights under the 2018 Purchase Agreement with the Company were further amended so that the number of Subsequent Sale Shares would be multiplied by four (in lieu of the changes to the 2018 Purchase Agreement originally provided for in the 2019 Purchase Agreement); and

-	The provisions of the 2019 Purchase Agreement providing that, should the underwriters in the offering exercise their option to purchase additional securities during the 45 days following closing and the issuance of such securities would result in Acuitas’ beneficial ownership (on a fully diluted basis) of shares of common stock being below 60%, Acuitas would be issued a number of additional shares of common stock and warrants having the same terms as the Commitment Warrants to result in its beneficial ownership (on a fully diluted basis) of shares of common stock equaling 60% have been modified such that, upon the exercise of such option by the underwriters, the Company would issue to Acuitas a number of securities that would result in Acuitas’ fully diluted beneficial ownership after the exercise of such option being the same as prior thereto.

On July 14, 2020, the Company entered into a further extension of its letter agreements dated April 8, 2020 that furthered extended its letter agreement dated February 10, 2020 with Acuitas regarding Acuitas’ previous agreement to modify its existing rights under the 2018 Purchase Agreement with the Company so that its June 2019 waiver of its rights to a 50% adjustment of the purchase price applicable to its initial investment in the Company and the exercise price of the warrants received in such transaction and the price per share should it exercise certain rights to purchase additional securities in the event of certain reductions in the useful life of the Company’s intellectual property rights and commitment to purchase such securities upon the closing of the Company’s planned public offering of shares of common stock as described in its Registration Statement on Form S-1 (File No. 333-231136) and commitment to purchase such additional securities would remain effective until October 31, 2020, and accordingly Acuitas should be entitled to receive an aggregate of 5,359,832 shares of common stock at such closing. In addition, the parties agreed that certain draws under the Company’s then-current bridge financing with Acuitas were to be made based with respect to the Company’s ongoing capital requirements and current market conditions, notwithstanding certain scheduled availability dates set forth in the 10% OID Convertible Delayed Draw Debenture issued in connection therewith. The letter agreement of July 14, 2020 also confirmed the understanding between the Company and Acuitas regarding certain amounts funded to the Company that were intended as “partial draws” of credit available under the Debenture which, as of the date thereof, aggregated $813,000 in aggregate principal amount in additional to amounts initial funded under the Debenture. Accordingly, such “partial draws” should accrue additional principal as amounts otherwise funded pursuant to the original schedule of draws included in the Debenture (as modified by the letter agreement between the Company and Acuitas dated April 1, 2020 regarding the capitalization of interest otherwise payable) and should entitle Acuitas to receive a pro rata amount of Bridge Warrants.

Convertible Debt and Warrants

On November 30, 2021 (the “Loan Closing Date”), the Company entered into a Loan and Security Agreement and the Supplement to the Loan and Security Agreement (together, the “Loan Agreement”) with Avenue Venture Opportunities Fund II, L.P. (“AVOPII”) and Avenue Venture Opportunities Fund, L.P. (“AVOPI” and, together with AVOPII, the “Lenders,”) for growth capital loans in an aggregate principal amount of up to $20,000,000 (the “Loan”), with (i) $15,000,000 funded on the Loan Closing Date (“Tranche 1”) and (ii) up to $5,000,000 to be made available to the Company on or prior to September 15, 2022, subject to the Company’s achievement of certain milestones with respect to certain of its ongoing clinical trials (“Tranche 2”). The Loan bears interest at an annual rate equal to the greater of (a) the sum of 7.00% plus the prime rate as reported in The Wall Street Journal and (b) 10.75%. The Loan is secured by a lien upon and security interest in all of the Company’s assets, including intellectual property, subject to agreed exceptions. The maturity date of the Loan is December 1, 2024. Up to $5,000,000 of the principal amount of the Loan outstanding may be converted, at the option of the Lenders, into shares of the Company’s common stock at a conversion price of $6.98 per share. In connection with the Loan, pursuant to the funding of Tranche 1 on the Loan Closing Date, the Company issued to the Lenders warrants to purchase 361,002 shares of common stock of the Company at an exercise price per share equal to $5.82 (the “Stock Purchase Price”). The warrants are exercisable until November 30, 2026.

The registrant believes that, unless otherwise noted, all of the transactions described in Item 15 were exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

Item 16. Exhibits.

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

Exhibit Number	Description of Document
1.1*	Underwriting Agreement, dated September 17, 2020, among the Company, ThinkEquity, a division of Fordham Financial Management, Inc. and Kingswood Capital Markets, Division of Benchmark Investments, Inc.
2.1	Agreement and Plan of Merger, dated April 11, 2016, among the Company, LAT Acquisition Corp and LAT Pharma, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on April 15, 2016).
3.1	Articles of Incorporation of the Company as filed with the Secretary of State of Nevada (incorporated by reference to Exhibit 3.1 to the Company’s registration statement on Form S-1 filed on August 15, 2013, File No. 333-190635).
3.2	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 22, 2016).
3.3	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Appendix A to the Company’s Information Statement on Schedule 14C filed on July 13, 2018).
3.4	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 3, 2018).
3.5	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.6 to the Company’s registration statement on Form S-1 filed on November 22, 2019, File No. 333-231136).
3.6	Amended and Restated Bylaws of the Company, dated June 16, 2020 (incorporated by reference to Exhibit 3.5 to the Company’s Quarterly Report on Form 10-Q filed on November 10, 2021).
4.1*	Form of Underwriter Warrant.
4.2	Specimen Certificate representing shares of Class A Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 filed on April 26, 2019, File No. 333-231136).
4.3	Form of Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on September 25, 2019).
4.4	Loan and Security Agreement, dated November 30, 2021, among BioVie Inc., Avenue Venture Opportunities Fund II, L.P. and Avenue Venture Opportunities Fund, L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 1, 2021).
4.5	Supplement to Loan and Security Agreement, dated November 30, 2021, among BioVie Inc., Avenue Venture Opportunities Fund II, L.P. and Avenue Venture Opportunities Fund, L.P. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 1, 2021).
4.6	Form of Lender Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on December 1, 2021).
5.1*	Opinion of Sherman & Howard L.L.C.
23.1*	Consent of EisnerAmper LLP
23.2*	Consent of Sherman & Howard L.L.C. (included in the opinion filed as Exhibit 5.1)
24.1*	Power of Attorney (see signature page to this registration statement)
107*	Filing Fee Table

* Filed herewith.

Item 17. Undertakings.

The Company hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs a(i), a(ii) and a(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carson City, State of Nevada, on the 31st day of March, 2023.

BIOVIE INC.

By:	/s/ Cuong Do
Cuong Do
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Cuong Do and Joanne Wendy Kim, and each of them singly, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Cuong Do	Chief Executive Officer	March 31, 2023
Cuong Do	(Principal Executive Officer)

/s/ Joanne Wendy Kim	Chief Financial Officer	March 31, 2023
Joanne Wendy Kim	(Principal Financial and Accounting Officer)

/s/ Jim Lang	Chairman	March 31, 2023
Jim Lang

/s/ Michael Sherman	Director	March 31, 2023
Michael Sherman

/s/ Richard J. Berman	Director	March 31, 2023
Richard J. Berman

/s/ Steve Gorlin	Director	March 31, 2023
Steve Gorlin

/s/ Robert Hariri	Director	March 31, 2023
Robert Hariri

/s/ Sigmund Rogich	Director	March 31, 2023
Sigmund Rogich